Exhibit 10.8

CONSULTING AGREEMENT

Contract # CNSLT-3775

THIS CONSULTING AGREEMENT (together with its Business Terms Exhibit, the “Agreement”) made as of November 30, 2009 (the “Effective Date”) is between Ironwood Pharmaceuticals, Inc., a Delaware corporation having an address at 320 Bent Street, Cambridge, MA 02141 (“Ironwood”), and Christopher T. Walsh, Ph.D., having an address at 90 Baxter Road, Brookline, MA 02445 (tel: 617-432-1715) (“Consultant”).  Ironwood desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to Ironwood, all as provided in this Agreement.

1.                                      Consulting Services.  Ironwood retains Consultant and Consultant agrees to provide Consulting Services to Ironwood (the “Consulting Services”) as it may from time to time reasonably request and as specified in any business terms exhibit that shall reference this Agreement (“Business Terms Exhibit”). The terms and conditions of this Agreement shall apply to any Business Terms Exhibit and shall supercede in the case of any conflict. Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and Ironwood prior to commencement of the changes.

1.1                               Performance.  Consultant agrees to render the Consulting Services to Ironwood, or to its designee, (a) at such reasonably convenient times and places as Ironwood may direct, (b) under the general supervision of Ironwood, and (c) on a best efforts basis.  Consultant will comply with all rules, procedures and standards promulgated from time to time by Ironwood with regard to Consultant’s access to and use of Ironwood’s property, information, equipment and facilities.  Consultant agrees to furnish Ironwood with written reports with respect to the Consulting Services if and when requested by Ironwood.

1.2                               Third Party Confidential Information.  Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services.

1.3                               No Conflicts.  Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services.  During the Term (defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.  Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.  If Consultant is a member or employee of an educational or not-for-profit institution and is required by such institution to disclose to it any proposed agreements with a for-profit entity, he or she has made such disclosure in accordance with the policies and procedures of such institution and obtained the prior written approval of this Agreement by such institution, if required.

1.4                               Absence of Debarment.  Consultant represents that Consultant has not been (a) debarred, convicted, or is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is not subject to any such pending action.  Consultant agrees to inform Ironwood in writing promptly if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.  Consultant is under no obligation to solicit, refer, or solicit the referral of patients for any Ironwood business.  Consultant will receive no benefit of any kind from Ironwood for such referrals, nor suffer any detriment for not making such referrals.

1.5                               Nonsolicitation.  During the Term and for a period of one (1) year thereafter, Consultant shall not (i) solicit any person who is employed by or a consultant to Ironwood or any affiliate or subsidiary of Ironwood, to terminate such person’s employment by or consultancy to Ironwood, such affiliate or subsidiary, or (ii) hire such employee or consultant.  As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person’s employment by or consultancy to Ironwood or its affiliate or subsidiary.

2.                                      Compensation.  In consideration for the Consulting Services rendered by Consultant to Ironwood, Ironwood agrees to pay Consultant the fees set forth in the Business Terms Exhibit attached hereto.  Unless otherwise specified in the Business Terms Exhibit, undisputed payments will be made by Ironwood within forty-five (45) days from Ironwood’s receipt of Consultant’s invoice.  Invoices will contain such detail as Ironwood may reasonably require, including Ironwood’s contract number, and will be quoted in and payable in U.S. Dollars.  Ironwood will reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Consulting Services as specified in the Business Terms Exhibit.

3.                                      Materials and Developments.

3.1                               Materials.  All documentation, information, and biological, chemical and other materials controlled by Ironwood and furnished to Consultant by or on behalf of Ironwood (“Materials”) and all associated intellectual property rights will remain the exclusive property of Ironwood.  Consultant will use Materials provided by Ironwood only as necessary to perform the Consulting Services and will treat them in accordance with the requirements of this Section 3.1.  Consultant agrees that it will not use or evaluate those Materials or any portions thereof for any other purpose except as directed or permitted in writing by Ironwood.  Without Ironwood’s prior express written consent, Consultant agrees that it will not analyze the Materials, or transfer or make the Materials available to third parties.

3.2                               Deliverables.  Consultant assigns and agrees to assign to Ironwood all rights in the United States and throughout the world to inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, “Deliverables”).  For purposes of the copyright laws of the United States, Deliverables will constitute “works made for hire,” except to the extent such deliverables cannot by law be “works made for hire.”  Ironwood will have the right to use Deliverables for any and all purposes. During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for any patentable Deliverables, all in the name of Ironwood and at Ironwood’s cost and expense.  Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Ironwood may reasonably request in order to perfect and enforce Ironwood’s rights in the Deliverables.  Consultant appoints Ironwood its attorney-in-fact to execute and deliver any such documents on behalf of Consultant if Consultant fails to do so.  Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed by Consultant or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Consulting Services, regardless of whether such Consultant Property is used in the performance of the Consulting Services.  Consultant hereby grants to Ironwood a perpetual, non-exclusive, fully paid-up worldwide license to use Consultant Property solely to the extent required for Ironwood’s use of the Deliverables.

3.3                               Work at Third Party Facilities.  Consultant will not use any third party facilities or intellectual property in performing the Consulting Services without Ironwood’s prior written consent.

3.4                               Records; Records Storage.  Consultant will maintain all materials and all other data and documentation obtained or generated by Consultant in the course of preparing for and providing the Consulting Services, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction.  These Records will be “Works Made for Hire” and will remain the exclusive property of Ironwood. Upon written instruction of Ironwood, all Records will, at Ironwood’s option either be (a) delivered to Ironwood or to its designee, or (b) disposed of, unless such Records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation.  In no event will Consultant dispose of any such Records without first giving Ironwood sixty (60) days’ prior written notice of Consultant’s intent to do so.  Consultant may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligation of confidentiality.

4.                                      Confidential Information.

4.1                               Definition.  “Confidential Information” means all scientific, technical, financial or business information owned, possessed or used by Ironwood, learned of by Consultant or developed by Consultant in connection with the Consulting Services, whether or not labeled “Confidential”, including but not limited to (a) Deliverables, Materials, scientific data and sequence information, (b) marketing plans, business strategies, financial information, forecasts, personnel information and customer lists of Ironwood, and (c) all information of third parties that Ironwood has an obligation to keep confidential.

4.2                               Obligations of Confidentiality.  During the Term and for a period of five (5) years thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of Ironwood.  Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information.

4.3                               Exceptions.  Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)                                  is or later becomes generally available to the public by use, publication or the like, through no fault of Consultant;

(b)                                  is obtained from a third party who had the legal right to disclose it to Consultant; or

(c)                                  Consultant already possesses, as evidenced by Consultant’s written records that predate the receipt thereof.

In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant will give Ironwood prompt notice thereof so that Ironwood may seek an appropriate protective order.  Consultant will reasonably cooperate with Ironwood in its efforts to seek such a protective order.

5.                                      Term and Termination.

5.1                               Term.  This Agreement will commence on the Effective Date and continue for two years (the “Term”), unless sooner terminated pursuant to the express terms of this Section 5. This Agreement shall automatically renew for subsequent periods of one (1) year each unless either party notifies the other at least thirty (30) days prior to the expiration of the current period of its intent not to renew.   Notwithstanding the foregoing, this Agreement shall not expire, but shall continue in full force and effect until Consultant’s completion of any unperformed obligations under any Business Terms Exhibit executed prior to the date upon which the Agreement would otherwise have expired.

5.2                               Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement or a Business Terms Exhibit in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

5.3                               Termination.  Either party may terminate this Agreement or a Business Terms Agreement (a) immediately at any time upon written notice to the other party in the event of a breach of this Agreement or a Business Terms Exhibit by the other party which cannot be cured (i.e. breach of the confidentiality obligation) and/or (b) at any time without cause upon not less than thirty (30) days’ prior written notice to the other party.

5.4                               Effect of Expiration/Termination.  Upon expiration or termination of this Agreement or a Business Terms Exhibit, neither Consultant nor Ironwood will have any further obligations under this Agreement or the Business Terms Exhibit, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Ironwood, unless Ironwood specifies in the notice of termination that Consulting Services in progress should be completed, (b) Consultant will deliver to Ironwood any Materials in its possession or control and all Deliverables made through expiration or termination, (c) Ironwood will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services actually performed and all authorized expenses actually incurred, (d) Consultant will promptly refund to Ironwood any monies paid by Ironwood in advance for Consulting Services not rendered, (e) Consultant will immediately return to Ironwood all Confidential Information and copies thereof provided to Consultant under this Agreement or a Business Terms Exhibit except for one (1) copy which Consultant may retain solely to monitor Consultant’s surviving obligations of confidentiality, and (f) the terms, conditions and obligations under Sections 1.4, 1.5, 3, 4, 5.4 and 6 will survive expiration or termination for any reason.

6.                                      Miscellaneous.

6.1                               Independent Contractor.  All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between Ironwood and Consultant.  Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular Ironwood employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, or agent of Ironwood.

6.2                               Taxes.  Consultant will pay all required taxes on Consultant’s income from Ironwood under this Agreement.  Consultant will provide Ironwood with Consultant’s taxpayer identification number or social security number, as applicable.

6.3                               Use of Name.  Consultant consents to the use by Ironwood of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Ironwood.

6.4                               Assignability and Binding Effect.  The Consulting Services to be rendered by Consultant are personal in nature.  Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder.  In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

6.5                               Notices.  All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure.  Notices to Ironwood will be marked “Attention:  Vice President, General Counsel.”  Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) business day after sending by nationally recognized overnight delivery service.

6.6                               No Modification.  This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Ironwood.

6.7                               Remedies.  It is understood and agreed that Ironwood may be irreparably injured by a breach of this Agreement; that money damages would not be an adequate remedy for any such breach; and that Ironwood will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Ironwood’s exclusive remedy for any breach of this Agreement.

6.8                               Severability; Reformation.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction.  The parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the parties.

6.9                               Waivers.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement.  Any such waiver must be evidenced by an instrument in writing executed by Consultant or, in the case of Ironwood, by an officer authorized to execute waivers.

6.10                        Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties on the subject matter, including, but not limited to, that certain Consulting Agreement between Ironwood and Consultant dated as of June 1, 2003.

6.11                        Governing Law.  This Agreement will be governed by, construed, and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

6.12                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.13                        Headings.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Mark G. Currie	/s/ Christopher T. Walsh
Christopher T. Walsh
Name:	Mark G. Currie

Title:	Chief Scientific Officer
duly authorized

BUSINESS TERMS EXHIBIT

Consulting Agreement with Christopher T. Walsh

THIS BUSINESS TERMS EXHIBIT, dated November 30, 2009 (the “Business Terms Exhibit”) is by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”) and Christopher T. Walsh (“Consultant”), and upon execution will be incorporated into the Consulting Agreement between Ironwood and Consultant dated November 30, 2009 (the “Agreement”).  Capitalized terms in this Business Terms Exhibit will have the same meaning as set forth in the Agreement.  Ironwood hereby engages Consultant to provide Consulting Services, as follows:

1.                                      Consulting Services:

Consultant will serve as Chairman of Ironwood’s Pharmaceutical Advisory Committee (“PAC”), attend a minimum of four (4) regularly-scheduled PAC meetings per year and render advisory services in connection therewith.

Consultant will render Consulting Services on a schedule to be determined by arrangement between Consultant and Brian Cali.

2.                                      Compensation:

As full compensation for the Consulting Services, Ironwood will pay Consultant $50,000.00 per year, payable in four equal installments.  An installment payment of $12,500.00 shall be due immediately after each of the four regularly-scheduled PAC meetings.  Consultant is not required to submit invoices for the installment payments due hereunder.  Ironwood will remit undisputed payments to Consultant within forty-five (45) days of each due date.

Ironwood will reimburse Consultant for all reasonable travel and other business expenses incurred by Consultant in rendering the Consulting Services, provided that such expenses are agreed upon in writing in advance, and are confirmed by appropriate written expense statements and other supporting documentation.

THIS BUSINESS TERMS EXHIBIT AGREED TO AND ACCEPTED BY:

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Mark G. Currie	/s/ Christopher T. Walsh
Christopher T. Walsh
Name:	Mark G. Currie

Title:	Chief Scientific Officer
duly authorized